                                                                    EXHIBIT 5(c)

                        NUVEEN CALIFORNIA TAX-FREE FUND, INC.

                  RENEWAL OF INVESTMENT MANAGEMENT AGREEMENT
                  ------------------------------------------

This Agreement made this 7th day of May, 1996 by and between Nuveen California Tax-Free Fund, Inc., a Maryland corporation (the "Fund"), and Nuveen Advisory Corp., a Delaware corporation (the "Adviser");

WHEREAS, the parties hereto are the contracting parties under that certain Investment Management Agreement (the "Agreement") pursuant to which the Adviser furnishes investment management and other services to the Fund; and

WHEREAS, the Agreement terminates August 1, 1996 unless continued in the manner required by the Investment Company Act of 1940; and

WHEREAS, the Board of Directors, at a meeting called for the purpose of reviewing the Agreement, have approved the Agreement and its continuance until August 1, 1997 in the manner required by the Investment Company Act of 1940.

NOW THEREFORE, in consideration of the mutual covenants contained in the Agreement the parties hereto do hereby continue the Agreement in effect until August 1, 1997 and ratify and confirm the Agreement in all respects.

                                        NUVEEN CALIFORNIA
                                        TAX-FREE FUND, INC.

                                        By: /s/ James J. Wesolowski
                                            ------------------------------
                                                Vice President

ATTEST:

/s/ Karen L. Healy
-----------------------------
    Assistant Secretary

                                        NUVEEN ADVISORY CORP.

                                        By: /s/ Gifford R. Zimmerman
                                            ------------------------------
                                                Vice President

ATTEST:

/s/ Larry Martin
-----------------------------
    Assistant Secretary